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                                                                    EXHIBIT 3.1


                        CERTIFICATE OF INCORPORATION OF
                               ATL PRODUCTS, INC.



                                   ARTICLE I

   The name of this corporation is ATL Products, Inc.

                                   ARTICLE II

   The address of the registered office of the corporation in the State of Delaware is 9 East Loockerman Street, Dover, 19901. The name of the corporation's registered agent at such address is National Registered Agents, Inc.

                                  ARTICLE III

   The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

                                   ARTICLE IV

   (A) Classes of Stock. The total number of shares of stock which the corporation shall have the authority to issue shall be Fifty-Five Million (55,000,000), consisting Fifty Million (50,000,000) shares of Common Stock, par value $0.0001 per share (the "Common Stock"), and Five Million (5,000,000) shares of Preferred Stock, par value $0.0001 per share. The Common Stock of the corporation shall be all of one class, and shall be divided into two initial series, consisting of Class A Common Stock and Class B Common Stock.

   (B) Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in one or more series. The Board of Directors of the corporation is hereby authorized, within the limitations and restrictions stated in this Certificate of Incorporation, to fix or alter, by resolution or resolutions adopted by the Board of Directors, the powers, designations, preferences, and relative, participating, optional or other rights, if any, or the qualifications, limitations or restrictions thereof (including dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sink fund provisions), the redemption price or prices, and the liquidation preferences) granted to or imposed upon the Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them. The Board of Directors is also authorized to increase or decrease the number of shares of any series prior or subsequent to the issuance of that series, but not below the number of shares of such series then outstanding. In the event the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.
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   (C)   Common Stock.  Of the Fifty Million (50,000,000) shares of Common
Stock, Forty-Five Million (45,000,000) shares are initially designated as Class A Common Stock, and Five Million (5,000,000) are initially designated as Class B Common Stock. Except as otherwise set forth in this Article IV, the powers, preferences and relative participating, optional or other special rights, qualifications, limitations or restrictions of the Class A Common Stock and the Class B Common Stock shall be identical in all respects.

   The relative rights, preferences and privileges and restrictions on the Class A Common Stock and Class B Common Stock are as follows:

        1. Dividend Rights. Subject to the rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, if and as declared by the Board of Directors, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

        2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the corporation, the holders of Common Stock are entitled to the right to receive ratably, all of the assets and funds of the corporation remaining after the payment to the holders of any series of Preferred Stock of the specific amounts which they are entitled to receive upon such liquidation.

        3. Voting Rights. The holder of each share of Class A Common Stock shall be entitled to one vote per share and the holder of each share of Class B Common Stock shall be entitled to one twentieth vote per share. Each holder of Common Stock shall be entitled to notice of any stockholders' meeting in accordance with this Certificate of Incorporation and the Bylaws of the corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

        4.  Redemption.  The Common Stock is not redeemable.

                                   ARTICLE V

   The name and mailing address of the incorporator is Kevin C. Daly, ATL Products, Inc., 1515 South Manchester Avenue, Anaheim, California 92802-2907.

                                   ARTICLE VI

   Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend or rescind any or all of the Bylaws of the corporation.




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                                  ARTICLE VII

   The number of directors of the corporation shall be fixed from time to time by, or in the manner provided in, the Bylaws or amendment thereof duly adopted by the Board of Directors or by the stockholders of the corporation.

                                  ARTICLE VIII

   Elections of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

                                   ARTICLE IX

   Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation.

                                   ARTICLE X

   A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article X to authorize corporate action further eliminating or limiting the personal liability of directors then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

   Any repeal or modification of the foregoing provisions of this Article X by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

                                   ARTICLE XI

   To the fullest extent permitted by applicable law, the corporation is also authorized to provide indemnification of (and advancement of expenses to) its directors and officers (and any other person to which Delaware law permits the corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the corporation, its stockholders, and others.





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   Any repeal or modification of any of the foregoing provisions of this
Article XI shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of the corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such repeal or modification.

                                  ARTICLE XII

   The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

   IN WITNESS WHEREOF, the undersigned has executed this Certificate this 19th day of December 1996.


                                             /s/ KEVIN C. DALY
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                                                 Kevin C. Daly
                                                 Incorporator




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